Exhibit 99.1

H. Patrick Dee Chief Executive Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

NEWS RELEASE

FIRST STATE OFFERS TO REDEEM TRUST PREFERRED SECURITIES

Albuquerque, N.M. – June 9, 2010 – First State Bancorporation (the “Company”) (NASDAQ:FSNM) today announced that the Company has commenced cash offers to purchase, and consent solicitations relating to, any and all of its outstanding trust preferred securities (“TruPS”) as part of its plan to recapitalize its balance sheet in order to be able to continue to operate through 2010 and beyond, and to comply with a written agreement entered into with its principal regulators.

TRUST PREFERRED SECURITIES

The terms and conditions of the purchase offer for each series of TruPS in the table below (each, an “Offer,” and collectively the “Offers”) are described in the Offers to Purchase for Cash and Consent Solicitations Statement dated June 7, 2010 (the “Offers to Purchase Statement”) and the related Letter of Transmittal and Consent, which are being sent to holders of the TruPS (the “Holders”).

Title of Security	Liquidation Amount Outstanding	Offer to Purchase Price per $1,000 of Liquidation Amount	Aggregate Purchase Price
First State NM Statutory Trust III	$5,000,000	$150	$750,000
First State NM Statutory Trust IV	10,000,000	$150	1,500,000
First State NM Statutory Trust V	7,500,000	$150	1,125,000
First State NM Statutory Trust VI	20,000,000	$150	3,000,000
First State NM Statutory Trust VII	21,000,000	$150	3,150,000
First State NM Statutory Trust VIII	22,500,000	$150	3,375,000
Front Range Capital Trust II	9,200,000	$150	1,380,000

Total	$95,200,000		$14,280,000

The Offer for each series of TruPS will expire at 5:00 p.m., Eastern Time, on July 7, 2010, unless extended or earlier terminated by the Company (the “Expiration Time”). TruPS purchased in the Offers will be paid for on the settlement date for the applicable Offer, which, assuming the applicable Offer is not extended, will occur promptly after the applicable Expiration Time or any extension thereof.

Upon the terms and subject to the conditions set forth in the Offers to Purchase Statement, the Company is offering to purchase TruPS having an aggregate liquidation amount of up to $95.2 million at a purchase price of $150 cash per $1,000 in liquidation amount of the TruPS (the “Purchase Price”). In order to be eligible to receive the Purchase Price, Holders must validly tender, and not validly withdraw, their TruPS prior to the Expiration Time, unless extended or earlier terminated by the Company. Holders may withdraw tendered TruPS at any time prior to the Expiration Time.

Each of the Offers is conditioned on receipt of consent of the relevant Holders sufficient to approve proposed amendments to the applicable indenture governing the note underlying the relevant series of TruPS, the applicable guarantee agreement relating to the relevant series of TruPS and the applicable trust agreement of the applicable issuing trust so as to permit the consummation of the relevant Offer. Holders may not tender their TruPS without also delivering their consents and may not deliver their consents without also tendering their TruPS. Holders may withdraw tendered TruPS and revoke the related consent at any time prior to the applicable Expiration Time. The TruPS are in most cases held of record by trustees or nominees on behalf of the holders of beneficial or other interests in the TruPS and the consent or tender by their record holders may be subject to receipt of instructions from the respective beneficial owners or may be limited by the terms of the applicable governing documents.

Consummation of each Offer is conditioned upon satisfaction of the conditions set forth in the Offers to Purchase Statement, including (i) the Company’s receipt of net proceeds from an offering, sale or other transaction (a “Financing Transaction”) sufficient to (a) purchase the TruPS that are validly tendered and not withdrawn and (b) meet the requirements established by the Company’s banking regulators (the “Financing Condition”) and (ii) the approval by the Company’s banking regulators of (a) a Financing Transaction and (b) the Company’s payment of the purchase price for some or all of the TruPS that are validly tendered and not withdrawn (the “Regulatory Condition”).

Each of the Offers is a separate offer and consent solicitation, independent from the other Offers. The Company may amend the terms of any Offer and may terminate or extend the expiration time of any of the Offers independently of the others. If any of the Offers is not accepted, the Company may, subject to certain conditions, proceed to consummate the Offers that are accepted.

The Company is exploring a variety of options to complete a Financing Transaction. However, there is no assurance that the Financing Condition will be satisfied. The Company’s ability to consummate a Financing Transaction, as well as the timing of any such transaction, is highly uncertain. If the Company does consummate a Financing Transaction, that transaction may not occur until after the applicable Expiration Time, which would require us to extend the Expiration Time of the applicable Offers.

This news release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The Offers are being made solely pursuant to the applicable Offers to Purchase Statement and the related Letter of Transmittal, which sets forth the complete terms of the Offers.

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release relating to the Company’s cash offers to purchase the outstanding TruPS and a Financing Transaction are based on management’s current expectations or predictions of future results or events and are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the Company’s ability to complete a Financing Transaction on favorable terms, if at all, and satisfy the Financing Condition, the receipt of consents and tenders from Holders of the TruPS sufficient to approve the proposed amendments, the Company’s ability to satisfy the Regulatory Condition and continuation or worsening of current recessionary conditions, as well as continued turmoil in the financial markets. The Company makes these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

Because forward-looking statements involve risks and uncertainties, the Company cautions that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These additional factors are included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2009 as filed with the Securities and Exchange Commission and available through the Investor Relations section of the Company’s website at www.fcbnm.com. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT FIRST STATE

First State Bancorporation is a New Mexico-based commercial bank holding company (“First State”) (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 38 branches located in New Mexico and Arizona. On Wednesday, June 9, 2010, the market price for First State’s stock closed at $0.35 per share.